[EQUITABLE LOGO]
THE
EQUITABLE

THE EQUITABLE
LIFE ASSURANCE SOCIETY
OF THE UNITED STATES

VARIABLE LIFE
INSURANCE
POLICY


INSURED PERSON    MERV S. BUCKS 1

  POLICY OWNER      MERV S. BUCKS 1

   FACE AMOUNT
  OF INSURANCE      $50,000

 DEATH BENEFIT     OPTION A (SEE PAGE 6)

 POLICY NUMBER     96 400 001

--------------------------------------------------------------------------------

WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

                      FLEXIBLE PREMIUM VARIABLE LIFE POLICY

This is a flexible premium variable life insurance policy. You can, within limits:

   o  increase or decrease the Face Amount of Insurance;
   o  make premium payments at any time and in any amount;
   o  change the death benefit option;
   o change the allocation of net premiums and deductions among your investment options; and
   o  transfer amounts among your investment options.

THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE POLICY YEARS SHOWN ON PAGE 3, SUBJECT TO PREMIUMS HAVING BEEN PAID IN ACCORDANCE WITH THE NO LAPSE GUARANTEE PROVISION AS DESCRIBED IN THIS POLICY.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We will put your net premiums into your Policy Account. You may then allocate them to one or more investment funds of our Separate Account(s) (SA) and to our Guaranteed Interest Account (GIA).

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN
TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT SA FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 4% a year.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office by the 10th day after you receive it. If you do this, we will refund the premiums that were paid on this policy.

/s/ Pauline Sherman                           /s/ James M. Benson


Pauline Sherman, Vice President & Secretary   James M. Benson, President & Chief
                                                               Executive Officer


No. 96-400

CONTENTS
--------

Policy Information  3

Table of Maximum Monthly Charges
for Benefits  4

Those Who Benefit from this Policy  5

The Insurance Benefit We Pay  5

Changing the Face Amount of Insur-
ance or the Death Benefit Option  7

The Premiums You Pay 7

Your Policy Account and How it
Works  9

Your Investment Options  10

The Value of Your Policy Account  11

The Cash Surrender Value of this
Policy  12

How a Loan Can Be Made  13

Our Separate Account(s) (SA)  14

Our Annual Report to You  15

How Benefits are Paid  15

Other Important Information  16


IN THIS POLICY:
---------------

"We," "our," and "us" mean The Equitable Life Assurance Society of the United States.

"You" and "you" mean the owner of this policy at the time an owner's right is exercised.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.

Attained age means age on the birthday nearest to the beginning of the current policy year.

ADMINISTRATIVE OFFICE
---------------------

The address of our Administrative Office is shown on Page 3. You should send premiums and correspondence to that address unless instructed otherwise.


Copies of the application for this policy and any additional benefit riders are attached to the policy.


                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA and to our GIA.
The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.
Our GIA earns interest at rates we declare in advance of each policy year. The rates are guaranteed for each policy year. The principal, after deductions, is also guaranteed.
If death benefit Option A is in effect, the death benefit is the Face Amount of Insurance, and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the Face Amount of Insurance plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated on Page 6.
This policy is guaranteed not to lapse during the policy years shown on Page 3, subject to premiums having been paid in accordance with the No Lapse Guarantee provision as described in this policy.
We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value, reduce the Face Amount of Insurance, or if this policy ends without value at the end of the grace period, we may deduct a surrender charge from your Policy Account.
This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


No. 96-400                                                                Page 2

                               POLICY INFORMATION

     INSURED PERSON     MERV S. BUCKS 1

       POLICY OWNER     MERV S. BUCKS 1

        FACE AMOUNT
       OF INSURANCE     $50,000

      DEATH BENEFIT     OPTION A (SEE PAGE 6)

      POLICY NUMBER     96 400 001                       SEPARATE ACCOUNT FP

        BENEFICIARY     AS DESIGNATED IN APPLICATION

      REGISTER DATE     FEB 1, 1996                      ISSUE AGE  35

      DATE OF ISSUE     FEB 5, 1996                             SEX  MALE

   INSURED PERSON'S                                             PREFERRED
 STATE OF RESIDENCE     FLORIDA                                 NON-TOBACCO USER

A MINIMUM INITIAL PREMIUM PAYMENT OF $94.00 IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF $800.00 IS PAYABLE QUARTERLY.

NO LAPSE GUARANTEE PERIOD - 20 YEARS - SEE NO LAPSE GUARANTEE PROVISION.

SEE PAGE 3 -- CONTINUED FOR TABLE OF NO LAPSE GUARANTEE PREMIUMS.

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFIT AND ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.


THE PLANNED PERIODIC PREMIUMS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE TO THE FINAL POLICY DATE, WHICH IS THE POLICY ANNIVERSARY NEAREST THE INSURED PERSON'S 100TH BIRTHDAY. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT OF INSURANCE AND THE DEATH BENEFIT OPTIONS; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND IN THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (4) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.


96-400-3                             PAGE 3
                            (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED - POLICY NUMBER 96 400 001

             ----------TABLE OF NO LAPSE GUARANTEE PREMIUMS--------

BENEFITS                                   MONTHLY PREMIUM        PREMIUM PERIOD
--------                                   ---------------        --------------
BASIC LIFE INSURANCE                            $31.42                  20 YEARS


96-400-3                       PAGE 3 -- CONTINUED

             POLICY INFORMATION CONTINUED - POLICY NUMBER 96 400 001

              ----------TABLE OF AUTOMATIC EXPENSE CHARGES----------

DEDUCTIONS FORM PREMIUM PAYMENTS:

         CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES DISCUSSED ON PAGE 12):

            1.750% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW OR IF THE INSURED PERSON CHANGES RESIDENCE.

         PREMIUM CHARGE:

            6.00% OF EACH PREMIUM PAYMENT.

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

         INITIAL ADMINISTRATIVE CHARGE:

            $25.00 IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING THE FIRST POLICY YEAR.

         SUBSEQUENT YEARS ADMINISTRATIVE CHARGE:

            $6.00 IS DEDUCTED AT THE BEGINNING OF EACH POLICY MONTH DURING EACH POLICY YEAR AFTER THE FIRST POLICY YEAR. WE RESERVE THE RIGHT TO CHANGE THIS CHARGE BUT IT WILL NEVER BE MORE THAN $10.00 A MONTH. CHANGES WILL BE AS DESCRIBED IN "CHANGES IN POLICY COST FACTORS" ON PAGE 16.


96-400-3                       PAGE 3 -- CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER 96 400 001

             --------- TABLE OF MAXIMUM SURRENDER CHARGES ---------
                           FOR THE INITIAL FACE AMOUNT

BEGINNING OF                                   BEGINNING OF
   POLICY                                        POLICY
    YEAR              CHARGE                      YEAR                    CHARGE
    ----              ------                      ----                    ------

      1               $300.30                       9                    $300.30
      2                300.30                      10                     296.13
      3                300.30                      11                     246.08
      4                300.30                      12                     196.03
      5                300.30                      13                     145.98
      6                300.30                      14                      95.93
      7                300.30                      15                      45.88
      8                300.30                      16 AND LATER             0.00

A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE OR IF THIS POLICY TERMINATES WITHIN THE FIRST FIFTEEN POLICY YEARS. THE MAXIMUM CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE (SUBJECT TO ANY APPLICABLE LIMITATIONS IMPOSED BY THE INVESTMENT COMPANY ACT OF 1940). AFTER THE NINTH POLICY YEAR, THE MAXIMUM CHARGE IN ANY OTHER POLICY MONTH WILL BE BASED ON THE NUMBER OF POLICY MONTHS SINCE THE BEGINNING OF THE POLICY YEAR.

THIS TABLE ASSUMES NO FACE AMOUNT INCREASES. SEE PAGE 12 FOR A DESCRIPTION OF CHANGES TO MAXIMUM SURRENDER CHARGES FOR FACE AMOUNT INCREASES.

IF THE FACE AMOUNT OF INSURANCE IS REDUCED WITHIN THE FIRST FIFTEEN POLICY YEARS, A PRO RATA SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE PAGE 12 FOR A DESCRIPTION OF THE PRO RATA SURRENDER CHARGE.


*****ADMINISTRATIVE OFFICE:  THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE US

                        NEW YORK SERVICE CENTER
                        1755 BROADWAY, 2ND FLOOR
                        NEW YORK, NY 10020


96-400-3                       PAGE 3 -- CONTINUED

             POLICY INFORMATION CONTINUED - POLICY NUMBER 96 400 001

         --------- TABLE OF MAXIMUM MONTHLY CHARGES FOR BENEFITS--------

                                            MONTHLY DEDUCTION
BENEFITS                                   FROM POLICY ACCOUNT          PERIOD

BASIC COST OF INSURANCE                     MAXIMUM MONTHLY COST OF
                                           INSURANCE RATE (SEE PAGE
                                              4 -- CONTINUED) TIMES
                                           THOUSANDS OF NET AMOUNT
                                              AT RISK (SEE PAGE 9)      65 YEARS


96-400-4                             PAGE 4
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER 96 400 001

-----------TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES----------
     PER $1,000 OF NET AMOUNT AT RISK (SEE PAGE 9) FOR BASIC LIFE INSURANCE


 INSURED                       INSURED
 PERSON'S                      PERSON'S
 ATTAINED          MONTHLY     ATTAINED          MONTHLY
   AGE              RATE         AGE               RATE
 --------          -------     --------          ---------
    35             $0.14083       70             $ 2.93250
    36              0.14750       71               3.30167
    37              0.15667       72               3.61750
    38              0.16667       73               4.04167
    39              0.17833       74               4.52000

    40              0.19083       75               5.03667
    41              0.20583       76               5.59000
    42              0.22083       77               6.17500
    43              0.23833       78               6.78667
    44              0.25583       79               7.44000

    45              0.27667       80               8.16167
    46              0.29917       81               8.97250
    47              0.32333       82               9.89750
    48              0.34917       83              10.95167
    49              0.37833       84              12.11833

    50              0.41000       85              13.37417
    51              0.44667       86              14.69833
    52              0.48917       87              16.08083
    53              0.53667       88              17.49667
    54              0.59250       89              18.96583

    55              0.65333       90              20.51167
    56              0.72167       91              22.16500
    57              0.79417       92              23.98667
    58              0.87250       93              26.06583
    59              0.96083       94              28.78417

    60              1.05917       95              32.81750
    61              1.16833       96              39.64250
    62              1.29417       97              53.06583
    63              1.43667       98              83.33250
    64              1.59833       99              83.33250

    65              1.77750
    66              1.97083
    67              2.18083
    68              2.40583
    69              2.65333


96-400-4                       PAGE 4 -- CONTINUED

--------------------------------------------------------------------------------

THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from our agent or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice. But, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with "How Benefits Are Paid" on Page 15.

ASSIGNMENT. You may assign this policy, if we agree. In any event, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------

THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary when we receive at our Administrative Office (1) proof satisfactory to us that the insured person died before the Final Policy Date; and (2) all other requirements we deem necessary before such payment may be made. The Insurance Benefit includes the following amounts, which we will determine as of the date of the insured person's death:

   o  the death benefit described on Page 6;

   o  PLUS any other benefits then due from riders to this policy;

   o  MINUS any policy loan and accrued interest;

   o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option on Page 15, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See Pages 16 and 17, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Special exclusions or limitations (if any) are listed in the Policy Information section.


96-400-5                                                                  Page 5

DEATH BENEFIT. The death benefit at any time will be determined under either under either Option A or Option B below, whichever you have chosen and is in effect at such time.

Under Option A, the death benefit is the greater of (a) the Face Amount of Insurance; or (b) a percentage (see Table below) of the amount in your Policy Account. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.

Under Option B, the death benefit is the greater of (a) the Face Amount of Insurance plus the amount in your Policy Account; or (b) a percentage (see Table below) of the amount in your Policy Account. Under this option the amount of the death benefit is variable.

The percentages referred to above are the percentages from the following table for the insured person's age (nearest birthday) at the beginning of the policy year of determination.


                              TABLE OF PERCENTAGES

                    For ages not shown, the percentages shall
                decrease by a ratable portion for each full year

   INSURED                                     INSURED
PERSON'S AGE            PERCENTAGE          PERSON'S AGE           PERCENTAGE
------------            ----------          ------------           ----------

40 and under                 250%                65                     120%

     45                      215                 70                     115

     50                      185             75 thru 95                 105

     55                      150                 100                    100

     60                      130


Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"), gives a definition of life insurance which limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the "future benefits" under this policy be less than an amount such that the "premiums paid" do not exceed the Code's "guideline premium limitations". We may adjust the amount of premium paid to meet these limitations. Also, at no time will the "death benefit" under the policy be less than the "applicable percentage" of the "cash surrender value" of the policy. The above terms are as defined in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes -- Applicable Tax Law" for more information.

MATURITY BENEFIT. If the Insured person is living on the Final Policy Date defined in the Policy Information section, we will pay you the amount in your Policy Account on that date minus any policy loan and accrued interest. This policy will then end.


96-400-5                             Page 6

--------------------------------------------------------------------------------

CHANGING THE FACE AMOUNT OF INSURANCE OR THE DEATH BENEFIT OPTION

You may change the death benefit option or the Face Amount of Insurance by written request to us at our Administrative Office, subject to our approval and the following:

1. At any time after the first policy year while this policy is in force, you may ask us to increase the Face Amount of Insurance if you provide evidence satisfactory to us of the insurability of the insured person. If you request an increase and the rating class of the insured person on the date of the increase is higher, a separate policy will be issued for the amount of the increase. Any increase you ask for must be at least $10,000. There is a charge for such increase of $1.50 for each $1,000 of insurance, but not more than $240.00 per increase. We will deduct the charge from your Policy Account as of the date the increase takes effect. Such deduction will be made in accordance with the "Allocations" provision on Page 10. If you increase the face amount, an additional fifteen year surrender charge may apply to that increase if any or all of that increase is surrendered before the end of the fifteenth year from the effective date of increase.

2. At any time after the second policy year while this policy is in force, you may ask us to reduce the Face Amount of Insurance but not to less than the minimum amount for which we would then issue this policy under our rules. Any such reduction in the Face Amount of Insurance may not be less than $10,000. If you do this before the end of the fifteenth policy year or before the end of the fifteenth year following an increase in the face amount, we will deduct from your Policy Account a pro rata share of the applicable surrender charge (see Page 12). Reductions will first be applied against the most recent increase in the Face Amount of Insurance. They will then be applied to prior increases in the Face Amount of Insurance in the reverse order in which such increases took place, and then to the original Face Amount of Insurance.

3. At any time after the second policy year while this policy is in force, you can change your death benefit option. If you ask us to change from Option A to Option B, we will decrease the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. However, we reserve the right to decline to make such change if it would reduce the Face Amount of Insurance below the minimum amount for which we would then issue this policy under our rules. We also reserve the right to request evidence of insurability for a change to Option B. If you ask us to change from Option B to Option A, we will increase the Face Amount of Insurance by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the Face Amount of Insurance are made so that the death benefit remains the same immediately before and after the change.

4. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

5. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 16).

6. You may ask for a change by completing an application for change, which you can get from our agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

--------------------------------------------------------------------------------

THE PREMIUMS YOU PAY

The minimum initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium payment is paid. Other premiums may be paid at any time while this policy is in force and before the Final Policy Date at our Administrative Office.

We will send premium notices to you for the planned periodic premium shown in the Policy Information section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.


96-400-7                             Page 7

LIMITS. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make which are in excess of the greater of the Planned Periodic Premium or the No Lapse Guarantee Premium shown on Page 3 -- Continued.

We also reserve the right not to accept premium payments or to return excess amounts (in a policy year) that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us (see Page 16).

NO LAPSE GUARANTEE. This policy is guaranteed not to lapse during the policy years shown on Page 3 if the sum of premium payments accumulated at 4%, less any partial withdrawals accumulated at 4%, is at least equal to the No Lapse Guarantee Premium(s) (shown on Page 3 -- Continued for base policy and additional benefit riders if any) accumulated at 4%, and any outstanding loan and accrued loan interest does not exceed the cash surrender value. Certain policy changes after issue will change the No Lapse Guarantee Premium(s). This no lapse guarantee terminates at the end of the policy year shown on Page 3.

GRACE PERIOD. At the beginning of each policy month, the Net Cash Surrender Value will be compared to the total monthly deductions described on Page 9. If the Net Cash Surrender Value is sufficient to cover the total monthly deductions, the policy is not in default.

If the Net Cash Surrender Value at the beginning of any policy month during the no lapse guarantee period is less than such deductions for that month we will perform the following calculations to determine whether the policy is in default:

   1. Determine the No Lapse Guarantee Premium fund. The No Lapse Guarantee Premium fund for any policy month is the accumulation of all the No Lapse Guarantee premiums shown on Page 3 -- Continued up to that month at 4% interest.

   2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received at 4% interest minus all withdrawals accumulated at 4% interest.

   3. If the result in Step 2 is greater than or equal to the result in Step 1, and any loan and accrued loan interest does not exceed the Cash Surrender Value, the policy is not in default. The no lapse guarantee will be in effect and monthly deductions in excess of the Policy Account will be waived.

   4. If the result of Step 2 is less than the result in Step 1, or if the result of Step 2 is greater than or equal to the result in Step 1 and any loan and accrued loan interest exceeds the Cash Surrender Value, the policy is in default as of the first day of this policy month. This is the date of default.

If the no lapse guarantee has terminated (see No Lapse Guarantee provision) the calculations in Steps 1. - 4. above will not be performed. In that case, if the Net Cash Surrender Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun as of the date of default. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Cash Surrender Value to cover all monthly deductions for 3 months calculated assuming no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, your policy will lapse as of the date of default and we will then (1) withdraw and retain the entire amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we receive the requested  amount before the end of the grace period,  but the
Net Cash Surrender Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.


96-400-7                             Page 8

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value, you may restore policy benefits while the insured person is alive if you: Ask for restoration of policy benefits within 6 months from the end of the grace period; and

   1. Provide evidence of insurability satisfactory to us; and

   2. Make a required payment. The required payment will not be more than an amount sufficient to cover (i) the monthly administrative charges from the date of default to the effective date of restoration; (ii) total monthly deductions for 3 months, calculated from the effective date of restoration; (iii) any excess of the applicable surrender charge on the date of restoration over the surrender charge that was deducted on the date of default; and (iv) the charge for applicable taxes, the premium charge, and any increase in surrender charges associated with this payment. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

From the required payment we will deduct the charge for applicable taxes and the premium charge. The policy account on the date of restoration will be equal to the balance of the required payment plus a surrender charge credit. The surrender charge credit will be the surrender charge that was deducted on the date of default, but not greater than the applicable surrender charge as of the effective date of restoration.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request.

We will start to make monthly charges again as of the effective date of restoration. The monthly administrative charges form the date of default to the effective date of restoration will be deducted from the Policy Account as of the effective date of restoration.

--------------------------------------------------------------------------------

YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the Policy Information section and any overdue monthly deductions (unless waived under the No Lapse Guarantee provision.) We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office, and before any deductions form your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the Policy Information Section, is received at our Administrative Office.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover monthly administrative charges and to provide insurance coverage. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o  the monthly administrative charges;

o  the monthly cost of insurance for the insured person; and

o  the monthly cost of benefits provided by riders to this policy.

The monthly cost of insurance is the sum of a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus b) any flat extra charge shown in the Policy Information section. The net amount at risk at any time is the death benefit minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in "Changes in Policy Cost Factors" on Page 16. They will never be more than those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4 -- Continued.


96-400-9                             Page 9

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a withdrawal charge if you make a partial withdrawal of the Net Cash Surrender Value (see Page 13).

o We deduct a surrender charge if, before the end of the fifteenth policy year, you give up this policy for its Net Cash Surrender Value, you reduce the Face Amount of Insurance, or if this policy terminates without value at the end of a grace period (see Page 12). A surrender charge will also apply to such transactions for up to fifteen years following a face amount increase.

o  We deduct a charge if you increase the Face Amount of Insurance (see Page 7).

o  We deduct a charge for certain transfers (see below).

--------------------------------------------------------------------------------

YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations. However, any amounts which are put into your Policy Account prior to the Allocation Date and which are to be allocated to the investment funds of our SA will initially be allocated to (and monthly deductions taken from) the Money Market Fund of our SA except for any amount allocated to the GIA. The Allocation Date is the first business day (see Page 12) twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Fund will be allocated in accordance with the directions contained in your policy application.

Allocation percentage must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received on or prior to the Allocation Date which will take effect on the first business day following the Allocation Date.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the date we receive your written request at our Administrative Office. However no transfers will be made prior to the Allocation Date.

Once during each policy year you may ask us by written request to our Administrative Office to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. However, we will make such a transfer only if (1) we receive your written request at our Administrative Office within 30 days before or after a policy anniversary; and (2) the amount you specify is not more than the greater of 25% of your unloaned value in our GIA as of the date the transfer takes effect or $500.00. In no event will we transfer more than your unloaned value in our GIA. The transfer will take effect on the date we receive your written request for it at our Administrative Office but not before the policy anniversary.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500.00 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500.00 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.00.


96-400-9                             Page 10

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and the GIA based on the proportion that the amount transferred from each investment fund and the GIA bears to the total amount being transferred. A transfer from the Money Market Fund on the Allocation Date (if applicable) will not incur a transfer charge. If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

--------------------------------------------------------------------------------

THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and the investment funds of our SA under this policy.

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it.

We will credit the amount in our GIA with interest rates we determine. We will determine such interest rates annually in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. The interest rates we determine each year will apply to the policy year that follows the date of determination. Any change in the interest rates we determine will be as described in "Changes in "changes in Policy Cost Factors" on Page 16. Such interest rates will not be less than 4%. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on the initial net premium form the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest is increased. In no event will we credit less than 4% a year. On each policy anniversary and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.

The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day we are open and the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.


96-400-11                            Page 11

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding .80% yearly for mortality and expense risks, plus any charge for that day for taxes or amounts set aside as a reserve for taxes.

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------

THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

1. An unequivocal request for cancellation or surrender;
2. The policy number of the policy to be canceled or surrendered;
3. The name of the insured and owner (if other than the insured) and address where proceeds should be mailed;
4. The signature of the owner of the policy and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of a collateral assignment, irrevocable beneficiary, or other person having an interest in the policy through the legally binding document.

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization (I.R.S. Form W-9) must also be included wit your written request. If this form is not provided to us with your written request for cancellation or surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value or if it ends without value at the end of a grace period before the end of the fifteenth policy year, we will subtract a surrender charge from your Policy Information section.

We will also establish surrender charges for any increase in the Face Amount of Insurance that represents an increase over the previous highest Face Amount. These will apply before the end of the fifteenth year form the effective date of the increase. Changes in Face Amount resulting from a change in death benefit option will not be considered in computing the previous highest Face Amount.

If the Face Amount of Insurance is reduced before the end of the fifteenth policy year or within fifteen years following a face amount increase, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Such deduction will be made in accordance with the "Allocations" provision on Page 10. Reductions will first be applied against the most recent increase in the Face Amount of Insurance. They will then be applied to prior increases in the Face Amount of Insurance in the reverse order in which such increases took place, and then to the original Face Amount of Insurance.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.


96-400-11                            Page 12

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year and while the insured person is living, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount of $500.00. The amount withdrawn from the Policy Account is equal to the amount requested plus an expense charge equal to the lesser of $25.00 and 2% of the amount withdrawn. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal. A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn plus the expense charge as well as a reduction in your death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in a decrease in the face amount.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. The expense charge is deducted from your value remaining in the investment options from which the withdrawal was made, based on the proportion that the amount withdrawn from each investment fund and the GIA bears to the total amount being withdrawn. If we cannot make the withdrawal or deduct the expense charge as indicated above, we will make the withdrawal and deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the Face Amount of Insurance. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

--------------------------------------------------------------------------------

HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least $500.00. Any amount on loan is part of your Policy Account (see Page 11). We refer to this as the loaned portion of your Policy Account.

LOAN VALUE. The loan value on any date is 90% of the Cash Surrender Value on that date.

The amount of the loan may not be more than the loan value. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of: (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination; or (2) 5%. "Published Monthly Average" means the Monthly Average Corporates yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this


96-400-13                            Page 13
policy is delivered. In no event will the loan interest rate for a policy year be greater than the maximum rate permitted by applicable law. We reserve the right to establish a rate lower than the maximum.

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to our outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to our GIA.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate payments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Cash Surrender Value is less than the total monthly deduction then due. In that case, the Grace Period provision will apply (see Page 8).

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

--------------------------------------------------------------------------------

OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company or companies or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.


96-400-13                            Page 14

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy or one or more of its investment funds by making direct investments or in any other form. If we do so, we may invest the assets of such SA or one or more of the investment funds in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund, if you wish, we will transfer it at your written direction from that fund (without charge) to another fund of our SA or to our GIA, and you may then change your premium and deduction allocation percentages.

--------------------------------------------------------------------------------

OUR ANNUAL REPORT TO YOU

For each policy year we will send you a report for this policy that shows the current death benefit, the value you have in our GIA and the value you have in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------

HOW BENEFITS ARE PAID

You can have the Insurance Benefit, your Net Cash Surrender Value withdrawals or your Policy Account payable on the Final Policy Date paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the insured person dies, the beneficiary will have this right when the insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the insured person dies.

Payments under the following options will not be affected by the investment experience of any investment fund of our SA after proceeds are applied under such options.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2. INSTALLMENT PAYMENTS: There are two ways that we pay installments:

   A. FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on Page 18.

   B. FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments on Page 18. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

4. OTHER: We will apply the sum under any other option requested that we make available at the time of payment.


96-400-15                            Page 15

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------

OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the initial premium payment shown in the Policy Information section.

This policy, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the Face Amount of Insurance, or to decline to make partial withdrawals that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages on Page 6) or to require additional premium payments or to make distributions from this policy or to change the Face Amount of Insurance to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit, cost of insurance deductions and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the Policy Information section. We will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the insured person's lifetime.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits. provided by riders, at the correct age and sex.


96-400-15                            Page 16

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the New Cash Surrender Value. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase plus the expense charge deducted for the increase (see Page 7).

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of Net Cash Surrender Value withdrawals;

2. Determination and payment of any death benefit in excess of the Face Amount of Insurance;

3. Payment of loans;

4. Determination of the unit values of the investment funds of our SA; and

5. Any requested transfer or the transfer on the Allocation Date.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount for up to six months after we receive a request for it. We will allow interest, at a rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base minimum cash surrender values and reserves on the Commissioners 1980 Standard Ordinary Male and Female Mortality Tables at attained ages 0-19 or the Commissioners 1980 Standard Ordinary, Male and Female, Smoker and Non-Smoker, Mortality Tables at attained ages 20 and over. We also use these tables as the basis for determining maximum insurance costs, taking account of sex, attained age, class of risk and Tobacco User status of the insured person. We use an effective annual interest rate of 4%.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

POLICY CHANGES. You may add additional benefit riders or make other changes, subject to our rules at the time of change.


96-400-17                            Page 17

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                                   OPTION 2A

                           FIXED PERIOD INSTALLMENTS
                           -------------------------

      Number                        Monthly                            Annual
     of Years'                      Install-                          Install-
   Installments                        ment                              ment
   ------------                     --------                          --------

         1                            $84.28                          $1000.00
         2                             42.66                            506.17
         3                             28.79                            341.60
         4                             21.86                            259.33
         5                             17.70                            210.00

         6                             14.93                            177.12
         7                             12.95                            153.65
         8                             11.47                            136.07
         9                             10.32                            122.40
        10                              9.39                            111.47

        11                              8.64                            102.54
        12                              8.02                             95.11
        13                              7.49                             88.83
        14                              7.03                             83.45
        15                              6.64                             78.80

        16                              6.30                             74.73
        17                              6.00                             71.15
        18                              5.73                             67.97
        19                              5.49                             65.13
        20                              5.27                             62.58

        21                              5.08                             60.28
        22                              4.90                             58.19
        23                              4.74                             56.29
        24                              4.60                             54.55
        25                              4.46                             52.95

        26                              4.34                             51.48
        27                              4.22                             50.12
        28                              4.12                             48.87
        29                              4.02                             47.70
        30                              3.93                             46.61

If installments are paid every 3 months, they will be 25.23% of the annual installments. If they are paid every 6 months, they will be 50.31% of the annual installments.

                                    OPTION 3

                               MONTHLY LIFE INCOME
                               -------------------

                    10 Years Certain      20 Years Certain       Refund Certain
                    ----------------      ----------------       --------------
       Age          Male      Female      Male      Female       Male   Female

        50          $3.48     $3.19       $3.42     $3.17       $3.37    $3.14
        51           3.54      3.23        3.47      3.21        3.42     3.17
        52           3.59      3.28        3.51      3.25        3.46     3.21
        53           3.65      3.32        3.56      3.29        3.51     3.25
        54           3.70      3.37        3.61      3.33        3.56     3.29

        55           3.77      3.42        3.66      3.37        3.61     3.34
        56           3.83      3.47        3.72      3.42        3.67     3.38
        57           3.90      3.52        3.77      3.47        3.72     3.43
        58           3.97      3.58        3.83      3.52        3.78     3.48
        59           4.04      3.64        3.88      3.57        3.84     3.53

        60           4.12      3.70        3.94      3.62        3.90     3.58
        61           4.20      3.76        4.00      3.68        3.97     3.64
        62           4.29      3.83        4.06      3.74        4.04     3.69
        63           4.38      3.90        4.12      3.79        4.11     3.75
        64           4.48      3.98        4.18      3.85        4.19     3.82

        65           4.58      4.06        4.25      3.92        4.26     3.88
        66           4.68      4.14        4.31      3.98        4.35     3.95
        67           4.79      4.23        4.37      4.04        4.43     4.02
        68           4.90      4.32        4.43      4.11        4.52     4.10
        69           5.02      4.42        4.50      4.18        4.62     4.18

        70           5.14      4.52        4.56      4.25        4.71     4.26
        71           5.26      4.63        4.62      4.31        4.82     4.35
        72           5.39      4.75        4.67      4.38        4.92     4.44
        73           5.52      4.87        4.73      4.45        5.03     4.53
        74           5.66      4.99        4.78      4.51        5.14     4.63

        75           5.80      5.12        4.83      4.58        5.27     4.74
        76           5.95      5.26        4.88      4.64        5.39     4.84
        77           6.10      5.40        4.93      4.70        5.53     4.96
        78           6.25      5.55        4.97      4.75        5.66     5.08
        79           6.40      5.70        5.01      4.80        5.80     5.20

        80           6.56      5.85        5.04      4.86        5.96     5.33
        81           6.72      6.01        5.08      4.90        6.11     5.45
        82           6.88      6.18        5.11      4.95        6.27     5.60
        83           7.04      6.34        5.13      4.99        6.43     5.73
        84           7.20      6.51        5.16      5.03        6.62     5.89
    85 & over        7.36      6.67        5.18      5.07        6.81     6.04

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.

THE EQUITABLE
LIFE ASSURANCE SOCIETY OF THE UNITED STATES


A Stock Life Insurance Company
Home Office:  787 Seventh Avenue, New York, New York 10019-6018


Flexible Premium Variable Life Insurance Policy. Insurance payable upon death before Final Policy Date. Policy Account less outstanding loans and accrued interest payable on Final Policy Date. Adjustable Death Benefit. Premiums may be paid while insured person is living and before the Final Policy Date. Premiums must be sufficient to keep the policy in force. Values provided by this policy are based on declared interest rates, and on the investment experience of the investment funds of a separate account which in turn depends on the investment performance of the securities held by such investment fund. They are not guaranteed as to dollar amount. Investment options are described on Page 10. This is a non-participating policy.


No. 96-400